Exhibit 1.04

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE ACT. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER OF THESE SECURITIES, TO THE EFFECT THAT SUCH A REGISTRATION STATEMENT IS UNNECESSARY IN RESPECT OF A PARTICULAR SALE, OFFER, PLEDGE, HYPOTHECATION OR OTHER TRANSFER.

HC INNOVATIONS, INC.

AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE

$_____________
No. ___________	New York, New York

This Amended and Restated Senior Secured Convertible Note (the “Note”), dated _____________, 2007, constitutes an amendment and restatement of that certain Senior Secured Convertible Note originally issued by HC Innovations, Inc., a Delaware corporation (the “Company”), to [__________________] (the “Holder”).

FOR VALUE RECEIVED, the Company hereby unconditionally promises to pay to the order of the Holder, in lawful money of the United States of America and in immediately available funds, the principal sum of [______________] Dollars ($__________) (the “Principal Amount”). Interest shall accrue from the date hereof on the unpaid Principal Amount of this Note at a rate equal to one percent (1%) per calendar month or part thereof. Interest shall be compounded monthly on the first day of each calendar month, beginning on the first day of the first calendar month following the date of this Note, and shall continue to accrue and compound until such Principal Amount, together with any fees, costs or charges due hereunder, is paid in full. Interest shall be calculated on the basis of the actual number of days elapsed and shall be paid as provided in Section 2 of this Note.

1. Securities Amendment and Purchase Agreement. This Note was duly authorized and issued on [__________], 2007 and has been amended and restated pursuant to a separate Securities Amendment and Purchase Agreement, dated as of December 23, 2008, among the Company, the Holder and certain other Noteholders identified therein (the “Securities Amendment and Purchase Agreement”) and is entitled to the benefits thereof. This Note shall be subject to the terms and conditions set forth in the Securities Amendment and Purchase Agreement, together with the terms of this Note, and in the event of a conflict between the terms of this Note and the Securities Amendment and Purchase Agreement, the Securities Amendment and Purchase Agreement shall control. Capitalized terms used but not defined herein have the meanings set forth in the Securities Amendment and Purchase Agreement.

2. Payments.

(a) Maturity. This Note will mature and the entire unpaid Principal Amount, together with accrued and unpaid interest thereon, shall become due and payable in full on (a) the earlier of (x) May 31, 2009, or (y) the closing date of a Qualifying Transaction or (b) in the event no Qualifying Transaction closes by May 31, 2009, then this Note will mature and the entire unpaid Principal Amount, together with accrued and unpaid interest thereon, shall become due and payable in full on May 30, 2010, subject to the terms and conditions of the Securities Amendment and Purchase Agreement.

(b) Payments. All payments shall be made in lawful money of the United States of America at such place as the Holder may from time to time designate in writing to the Company.

(c) Application of Payments. All payments shall be credited first to accrued interest then due and payable and the remainder applied to principal; provided, however, that if an Event of Default has occurred and is continuing, payments shall be credited first to the expenses of collection.

(c) Prepayment. The Company may prepay the Principal Amount, in whole or in part, upon the terms and subject to the conditions set forth in the Securities Amendment and Purchase Agreement.

3. Conversion. This Note is convertible at the option of the Holder into shares of the Company’s common stock, par value $0.001, upon the terms and subject to the conditions set forth in the Securities Amendment and Purchase Agreement.

4. Guaranty and Amended and Restated Security Agreement. This Note is entitled to the benefit of that certain Guarantee and Amended and Restated Security Agreement (the “Guarantee and Amended and Restated Security Agreement”), dated of even date herewith, granted by the Company and the Subsidiary Guarantors in favor of the Noteholders identified in the Securities Amendment and Purchase Agreement, pursuant to which the Company and the Subsidiary Guarantors have guarantied the Company’s obligations hereunder and pursuant to which the Holder has been granted a security interest in the Collateral (as such term is defined in the Guarantee and Amended and Restated Security Agreement). This Note shall be subject to the terms and conditions set forth in the Guarantee and Amended and Restated Security Agreement.

5. Default. If an Event of Default shall occur and be continuing, the principal of this Note may be declared by the Required Noteholders to be, or may automatically become, due and payable in the manner and with the effect provided in the Securities Amendment and Purchase Agreement.

6. Waiver. Except as otherwise provided herein, the Company waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. THE COMPANY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY CLAIMS ARISING UNDER THIS NOTE TO THE FULLEST EXTENT PERMITTED BY LAW. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.

7. Successors and Assigns; Assignment. The provisions of this Note shall inure to the benefit of and be binding on any successor to the Company and shall extend to any holder hereof. The Holder may assign this Note to any of its affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same Principal Amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

8. Further Assurances. The Company shall, at any time and from time to time, upon the written request of the Holder, execute and deliver to the Holder such further documents and instruments and do such other acts and things as the Holder may reasonably request in order to effectuate fully the purpose and intent of this Note.

9. Notices. Any notice required or permitted to be given hereunder shall be given in the manner set forth in the Securities Amendment and Purchase Agreement.

10. Amendments and Waivers. The Securities Amendment and Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Secured Convertible Notes under the Securities Amendment and Purchase Agreement at any time by the Company with the consent of the Required Noteholders. The Securities Amendment and Purchase Agreement also contains provisions permitting the Required Noteholders, on behalf of the Holders of all the Senior Secured Convertible Notes, to waive compliance by the Company with certain provisions of, and certain past defaults under, the Securities Amendment and Purchase Agreement and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

11. Expenses; Attorney’s Fees; Collection Costs. If there has been an Event of Default (as defined in the Securities Amendment and Purchase Agreement), the Holder shall be entitled to receive and the Company agrees to pay all costs of enforcement and collection incurred by the Holder in connection with such Event of Default, including, without limitation, reasonable attorney’s fees relating thereto.

12. Loss of Note. Upon receipt by the Company of reasonable evidence of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and reasonable indemnity (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

13. Maximum Interest. In no event shall the amount of interest (and any other sums or amounts that are deemed to constitute interest under applicable legal requirements) due or payable in connection with this Note exceed the maximum rate of interest designated by applicable legal requirements (the “Maximum Amount”), and in the event such excess payment is inadvertently paid by the Company or inadvertently received by the Holder, then such excess sum shall be credited as a payment of the Principal Amount on the Note, and if in excess of the outstanding Principal Amount of the Note, shall be immediately returned to the Company upon such determination. It is the express intent hereof that the Company not pay and the Holder not receive, directly or indirectly, interest in excess of the Maximum Amount.

14. Construction and Interpretation. The headings or titles of the sections of this Note are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Note. All provisions of this Note have been negotiated at arms length, each party having legal counsel, and this Note shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof. The language in this Note shall be construed as to its fair meaning and not strictly for or against any party.

[signature page follows]

THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN THE CITY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

COMPANY:	Date: December 23, 2008

HC INNOVATIONS, INC.

By:

Name:

Title:

NOTICE OF CONVERSION

          CHOOSE ONE:

☐ I hereby elect to have this Senior Secured Convertible Note converted in its entirety by the Company into shares of the Company’s Common Stock pursuant to Section 4.1 of the Securities Amendment and Purchase Agreement.

☐ I hereby elect to have a portion of this Senior Secured Convertible Note converted by the Company into shares of the Company’s Common Stock pursuant to Section 4.1 of the Securities Amendment and Purchase Agreement. The amount I wish to convert is:

$_______________________.

Dated:

(Sign exactly as name appears on
the other side of this Senior Secured Convertible Note)

Name of Holder:

By:

Name of Signer:

Title of Signer: